Exhibit 99.1

To: Oyster Point Employees

From: Barry Rosenfeld, General Counsel

Subject: Please read: Regarding Viatris Tender Offer

Dear Oyster Point Colleagues,

As you are aware, in November, Oyster Point announced that it had entered into a definitive agreement under which Viatris Inc. would acquire Oyster Point Pharma, through a tender offer. The press release we issued can be found here.

If you acquired shares through the ESPP, a restricted stock vesting, or option exercise, you should receive materials in the mail inviting you to participate in the tender offer. The materials include information, which if you choose to tender your shares, will need to be completed and returned as directed in the materials you received. Additionally, I’ve attached some FAQs regarding the tender offer.

Separately, if you also acquired shares on your own and choose to tender those shares, please follow any instructions or procedures received from your broker.

For further questions, please see the attached FAQ document.

Best,

Barry

Barry Rosenfeld

General Counsel

Oyster Point Pharma, Inc.

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Additional Information about the Transaction and Where to Find It

In connection with the proposed acquisition of Oyster Point Pharma Inc. (“OP”), Viatris Inc. (“Parent”) and Iris Purchaser Inc., a direct wholly owned subsidiary of Parent (“Purchaser”), commenced a tender offer for all of the outstanding shares of OP on December 1, 2022. This email is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell OP securities, nor is it a substitute for the tender offer materials that Parent and Purchaser filed with the Securities and Exchange Commission (the “SEC”) upon commencement of the Tender Offer. On December 1, 2022, Parent and Purchaser filed a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the SEC and thereafter, OP filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case, with respect to the tender offer. OP investors and security holders are urged to read these materials (including such Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they contain important information that OP investors and security holders should consider before making any decisions regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials have been filed with the SEC, and OP investors and security holders may obtain a free copy of these materials and other documents filed by Parent, Purchaser and OP with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Parent and Purchaser have filed with the SEC have been or will be made available to all investors and security holders of OP free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by OP under the “Investors & Media” section of OP’s website at https://oysterpointrx.com.

Forward-Looking Statements

To the extent that statements contained in this email are not statements of historical facts, they may be deemed to be forward-looking statements. In some cases, such forward-looking statements can be identified by terms such as “believes,” “plans,” “anticipates,” “continue,” “potential,” “seek,” “goal,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Oyster Point Pharma Inc. (“OP”) by Viatris Inc. (“Parent”) may not be completed; the possibility that competing offers or acquisition proposals for OP will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of OP common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Parent’s or OP’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of OP’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the possibility that OP’s expectations as to the extent to which OP will be able to continue to commercialize TYRVAYA® (varenicline solution) Nasal Spray and any of OP’s other products and product candidates may not be realized as anticipated; the possibility that the anticipated scope, rate of progress and cost of OP’s preclinical studies and clinical trials and other research and development that OP may not materialize; the possibility that OP’s estimates of its expenses, ongoing losses, future revenue, capital requirements and its needs for or ability to obtain additional financing may not be accurate; the possibility that OP’s expectations may not be met as to the sufficiency of its capital resources; the possibility that OP’s expectations may not be met as to its ability to obtain and maintain intellectual property protection for its products and any of its product candidates; the possibility that OP’s expectations may not be met as to the legal proceedings to which OP is party and related stays and terms of settlements; the possibility that OP’s anticipated receipt and timing of royalties from its collaborators may not be realized as anticipated; the possibility that OP’s expectations may not be met as to the revenues from its collaborations; the possibility that OP’s expectations may not be met as to OP’s ability to retain and recruit key personnel and third-party distributors; the possibility that OP’s expectations may not be met as to its anticipated financial performance; the possibility that OP’s expectations may not be met as to its anticipated developments and projections relating to its competitors or the industry in which OP operates; the possibility that unforeseen safety issues could emerge for TYRVAYA Nasal Spray that could require OP to change the prescribing information, limit use of the product and/or result in litigation; the possibility that other manufacturers could obtain approval for generic versions of TYRVAYA Nasal Spray or of products with which OP competes; the possibility that the third-party organizations that manufacture, supply and distribute TYRVAYA Nasal Spray may fail to perform adequately or fulfill OP’s needs; the possibility that changes in healthcare law and implementing regulations may occur and may negatively impact OP’s ability to generate revenues or could limit or prevent OP’s products’ or product candidates’ commercial success; the possibility that regulatory filings for products or product candidates that OP or its partners develop are not made or granted as currently anticipated; the possibility that OP is not able to negotiate adequate pricing, coverage and adequate reimbursement for its products and product candidates with third parties and government authorities; the possibility of political, social and economic instability, natural disasters or public health epidemics in countries where OP or its collaborators conduct activities related to OP’s business; and a variety of other risks set forth from time to time in Parent’s or OP’s filings with the SEC, including but not limited to the risks discussed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other filings with the SEC and the risks discussed in OP’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-10 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Parent’s and OP’s businesses, operations and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The reader is cautioned not to unduly rely on these forward-looking statements. Parent and OP expressly disclaim any intent or obligation to update or revise publicly these forward-looking statements except as required by law.